As filed with the Securities and Exchange Commission on May 15, 2008
Registration No: 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
Registration Statement
Under
The Securities Act of 1933

FX Real Estate and Entertainment Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-4612924 (I.R.S. Employer Identification No.)
650 Madison Avenue
New York, New York 10022
(Address of Principal Executive Offices)
2007 Executive Equity Incentive Plan
2007 Long-Term Incentive Compensation Plan
(Full Title of the Plans)

Robert F.X. Sillerman
Chairman and Chief Executive Officer
FX Real Estate and Entertainment Inc.
650 Madison Avenue
New York, New York 10022
(Name and Address of Agent for Service)
(212) 838-3100
(Telephone number, including area code, of agent for service)

Copies to:

Mitchell J. Nelson, Esq.
Executive Vice President and General Counsel
FX Real Estate and Entertainment Inc.
650 Madison Avenue
New York, New York 10022
(212) 838-3100 (telephone)
(212) 980-4455 (facsimile)	Andrew E. Balog, Esq. Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 (212) 801-9200 (telephone) (212) 801-6400 (facsimile)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed maximum	maximum
	Amount to be	offering price per	aggregate	Amount of
Title of securities to be registered	registered(1)	share	offering price	registration fee
Common Stock, $0.01 par value per share	12,500,000	$4.71 (2)	$58,875,000 (2)	$2,314	(2)
Common Stock, $0.01 par value per share	3,000,000	$4.71 (2)	$14,130,000 (2)	$555	2)
TOTAL	15,500,000		$73,005,000	$2,869

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable under the 2007 Executive Equity Incentive Plan and the 2007 Long-Term Incentive Compensation Plan as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Common Stock as reported by The NASDAQ Global Market on May 12, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I applicable to the 2007 Executive Equity Incentive Plan and the 2007 Long-Term Incentive Compensation Plan (collectively, the “Plans”) will be sent or given to participants under the Plans as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
          Such documents will not be filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus for each Plan that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          FX Real Estate and Entertainment Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:
(a)	The Registrant’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2007;

(b)	The Registrant’s Current Reports on Form 8-K filed on January 9, 2008, January 10, 2008, February 4, 2008, March 10, 2008, March 25, 2008, April 1, 2008 and April 10, 2008;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008; and

(d)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A dated January 3, 2008, including any amendments or reports filed for the purpose of updating such description.
          In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents with the Commission.
          Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.

Item 5. Interests of Named Experts and Counsel.
          Greenberg Traurig, LLP, New York, New York, has rendered an opinion regarding the validity of the shares of common stock being offered hereby. A shareholder of Greenberg Traurig, LLP beneficially owns 54,572 shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.
          Delaware General Corporation Law.
          Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
          Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.
          Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
          Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
          Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’

fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
          Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
          Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.
          Section 145(h) of the DGCL states that for purposes of Section 145, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
          Section 145(i) of the DGCL provides that for purposes of Section 145, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in Section 145.
          Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
          Section 145(k) of the DGCL states that the Court of Chancery is vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under Section 145 or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).
          Registrant’s Charter and By-Laws.
          The Registrant’s Amended and Restated Certificate of Incorporation provides that:
•	the Registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware law; and

•	the Registrant may indemnify its other employees and agents to the same extent that the Registrant has indemnified its directors and officers, unless otherwise determined by the Registrant’s board of directors from and against all expenses, liabilities or other matters referred to or covered by Section 145 of the DGCL.
          The Registrant’s Amended and Restated By-Laws provide for similar indemnification of the Registrant’s directors, officers, employees or agents and further provide that the Registrant may advance expenses, as incurred, to its directors, executive officers, employees and agents in connection with a legal proceeding if the director, officer, employee or agent undertakes to repay the advanced amount if it shall be determined that such person is not entitled to indemnification by the Registrant.
          The indemnification provisions contained in the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.
          The Registrant has purchased directors’ and officers’ liability insurance covering its directors and officers in amounts customary for similarly situated companies.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-145672))

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007)

4.3	2007 Executive Equity Incentive Plan (incorporated by reference from Exhibit 10.37 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007)

4.4	2007 Long-Term Incentive Compensation Plan (incorporated by reference from Exhibit 10.36 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007)

5.1*	Opinion of Greenberg Traurig, LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Greenberg Traurig, LLP (included in legal opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature page to this registration statement)

*	Filed with this Registration Statement.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 15th day of May, 2008.

FX REAL ESTATE AND ENTERTAINMENT INC.
By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chairman and Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert F.X. Sillerman and Paul C. Kanavos, and each of them, his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Robert F.X. Sillerman Robert F.X. Sillerman	Chairman and Chief Executive Officer (Principal Executive Officer)	May 15, 2008

/s/ Paul C. Kanavos	President and Director	May 15, 2008
Paul C. Kanavos

/s/ Barry A. Shier	Chief Operating Officer and Director	May 15, 2008
Barry A. Shier

/s/ Thomas P. Benson Thomas P. Benson	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 15, 2008

/s/ David M. Ledy	Director	May 15, 2008
David M. Ledy

/s/ Harvey Silverman	Director	May 15, 2008
Harvey Silverman

	Director	May 15, 2008
Michael Meyer

/s/ Bryan Bloom	Director	May 15, 2008
Bryan Bloom

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
5.1	Opinion of Greenberg Traurig, LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Greenberg Traurig, LLP(included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included as part of the signature page to this registration statement)